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                                                                  Exhibit 10 (g)

April 6, 1995


                   XEROX EXECUTIVE PERFORMANCE INCENTIVE PLAN

Section 1. Purpose. The purposes of the Xerox Executive Performance Incentive Plan (the "Plan") are (i) to compensate certain Eligible Executives who are selected to be Participants on an individual basis for significant contributions to Xerox Corporation (the "Company") and its subsidiaries and (ii) to stimulate the efforts of such executives by giving them a direct financial interest in the performance of the Company.

Section 2. Definitions. The following terms utilized in the Plan shall have the following meanings:

(a) A "Change in Control" shall be deemed to have occurred if (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("1934 Act"), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934
Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section) whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(b) "Committee" shall mean the Executive Compensation and Benefits Committee of the Board of Directors of the Company, or such other committee of such Board as such Board may from time to time designate, comprised of three or more outside Directors as defined under Section 162(m).

(c) "Eligible Executives" shall mean all salaried key employees of the Company and its subsidiaries.

(d) "Financial Services Debt" shall mean the Debt of Xerox Financial Services, Inc. ("XFSI") and its subsidiaries, other than Xerox Credit Corporation, including Talegen Holdings, Inc. or any of Talegen Holdings, Inc. direct or indirect subsidiaries for so long as they are direct or indirect subsidiaries ("Talegen") outstanding to unrelated third-parties, Debt of XFSI, Xerox Credit Corporation or the Company outstanding to Talegen and Allocated Debt. "Debt" shall mean any obligations for the payment of money whether payable on demand or having a fixed term and whether evidenced by open-book accounts, promissory notes, bonds or any other evidences of indebtedness but excluding intercompany tax receivables and payables, and trade debt to unrelated third-parties incurred in the ordinary course of business. "Allocated Debt" shall mean Debt of the Company allocated to Insurance and Other Financial Services, as included in "Other Long-Term Debt and Obligations" or such successor caption contained within the Company's consolidated balance sheet. Allocated Debt shall be determined for the first and last days of the relevant Performance Period on the basis used to calculate Allocated Debt in the Company's consolidated balance sheet as of December 31, 1994. The foregoing amounts shall be determined from the accounts, books and records of the Company, XFSI and Talegen used in the preparation of the audited annual financial statements of such companies. For the purposes of reference the Financial Services Debt as of December 31, 1994 was $3,438 million.

(e) "Incentive Award" shall mean awards made under Section 4.1 of the Plan.

(f) "Incentive Pool" shall mean the Long-Term PBT Incentive Pool, Short-Term PBT Incentive Pool, Long-Term Debt Reduction Incentive Pool and Short-Term Debt Reduction Incentive Pool.

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(g) "Long-Term Debt Reduction Incentive Pool" shall mean 2.5% of the excess of
Financial Services Debt as of the first day of the relevant Performance Period over the Financial Services Debt as of the last day of the relevant Performance Period.

(h) "Long-Term PBT Incentive Pool" shall mean 1.5% of the cumulative Profit Before Tax during a Long-Term Performance Period.

(i) "Long-Term Performance Period" shall mean a period of time of more than twelve months but not more than sixty months as shall be determined by the Committee, provided, however, that a Performance Period relating to a Long-Term Debt Reduction Incentive Pool shall begin on the first day of a fiscal year and shall end on the last day of a fiscal year.

(j) "Participant" shall mean each Eligible Employee who is designated as a Participant by the Committee for an award under the Plan, provided, however, that Participants must be selected prior to the Predetermination Date.

(k) "Performance Measures" shall mean for a Performance Period the Profit Before Taxes or Financial Services Debt.

(l) "Performance Period" shall mean a Long-Term Performance Period or a Short-Term Performance Period.

(m) "Predetermination Date" shall mean a date not later than the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, or such later date on which a performance goal is considered to be preestablished pursuant to Section 162(m).

(n) "Profit Before Taxes" shall mean the amount of Document Processing income
(loss) before income taxes, equity income and minorities' interests plus the amount included as equity in net income of unconsolidated affiliates, as included in such year's audited consolidated financial statements of the Company plus the income (loss) before income taxes from Document Processing-related (1) discontinued operations, (2) cumulative effect of changes in accounting principles, and (3) extraordinary items. There shall be automatically excluded from the determination of Profit Before Tax all separately indentified events or transactions shown on the face of the Document Processing Statements of Income other than those events or transactions referred to in (1), (2) and (3) of this subsection (n). All amounts shall be ascertained from the Company's annual audited financial statements, accompanying notes and related management discussion and analysis.

(o) "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

(p) "Short-Term PBT Incentive Pool" shall mean 2% of the Profit Before Tax during a Short-Term Performance Period.

(q) "Short-Term Debt Reduction Incentive Pool" shall mean 3% of the excess of Financial Services Debt as of the first day of the relevant Short-Term Performance Period, over the Financial Services Debt as of the last day of the relevant Short-Term Performance Period.

(r) "Short-Term Performance Period" shall mean a period of time of from six months to twelve months as shall be determined by the Committee.

Section 3. Term. Subject to Section 9, the Plan shall be effective as of January 1, 1995 (the "Effective Date"), and shall be applicable for all future fiscal years of the Company unless amended or terminated by the Committee pursuant to
Section 6.

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Section 4.1 Incentive Awards. Awards may be made to Participants which will entitle them to receive a cash payment in an amount determined by the Committee as provided in the Plan. Participants may receive concurrent or consecutive Incentive Awards which may relate to a single Performance Period and/or different Performance Periods. Prior to the Predetermination Date, the Committee will designate or approve (i) the Eligible Executives who will be Participants who will receive Incentive Awards, (ii) the Performance Measures with respect to such awards, (iii) the Performance Period and (iv) the percentage of the Incentive Pool to which each Participant shall be entitled at the end of the Performance Period. The percentage of the Incentive Pool awarded to any Participant shall not exceed 10% of the Incentive Pool in the case of the Chief Executive Officer and 5% in the case of any other Participant.

4.2 Determination of Amount of Incentive Awards. After the conclusion of the relevant Performance Period, the Committee shall determine the amount of the Incentive Award for each participant by:

(i) determining the actual results of performance for each Performance Measure to determine the amount of the relevant Incentive Pool,

(ii) determining the portion of the relevant Incentive Pool to which each Participant is entitled based upon the percentage allocated to each Participant by the Committee at the time of the award, and

(iii) certifying by resolution duly adopted by the Committee the value for each Participant so determined.

4.3 Termination of Employment. A Participant whose employment is terminated for cause in accordance with the Company's established policies or whose employment terminates without the prior written consent of the Committee during a Performance Period shall forfeit such Participant's Incentive Award for such Performance Period. In the event of a Participant's death during a Short-Term Incentive Period or during the last year of a Long-Term Incentive Period, the full value of the Incentive Award at the end of the Performance Period shall be payable to the Participant's estate. In the event of a Participant's death prior to the last year of a Long-Term Incentive Period, such Participant's Incentive Award for such Performance Period shall be forfeited. In the event of an involuntary termination of employment of a Participant during a Performance Period (other than for cause), the Participant shall be entitled to receive a pro rata portion of the value of the Incentive Award at the end of the Performance Period based upon a fraction, the numerator of which shall be the number of full months during the Performance Period that the Participant is employed by the Company and the denominator of which shall be the number of full months in the Performance Period. Long-term disability shall not be deemed to be a termination of employment for purposes of the Plan.

4.4 Payment of Awards. Incentive Awards shall be payable in a single lump sum except to the extent deferred under any applicable plan of the Company.

4.5 Taxes. The Company shall withhold from any Incentive Award or payments made or to be made under the Plan any amount of federal, state and, where applicable, local withholding taxes due in respect of an Incentive Award.

4.6 Other Benefits. Participation in the Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

Section 5. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

Section 6.  Administrative Guidelines of the Plan.

(a) The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final, binding and conclusive upon the Company, its shareholders, employees, Participants and their respective legal representatives, successors, and assigns.

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(b) The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive Award for which performance goals have been established but which has not yet been earned or paid; provided further that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Section 162(m). No such termination shall adversely affect any outstanding awards under the Plan without the consent of the holders thereof.

(c) Except as otherwise provided in Section 14, the Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero.

Section 7. No Assignment. The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by a Participant, and during the lifetime of any Participant an Incentive Award shall be payable only to such Participant.

Section 8. The Company. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

Section 9. Shareholder Approval. This Plan shall be subject to approval by a vote of the shareholders of the Company at the 1995 Annual Shareholders meeting, and such shareholder approval shall be a condition to the right of a Participant to receive any benefits hereunder.

Section 10. No Right to Employment. The designation of an Eligible Executive as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

Section 11. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York, without reference to its conflicts of laws rules, and applicable federal law.

Section 12. No Trust. Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 13. Section 162(m). It is the intention of the Company that all payments made under the Plan shall be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the "performance-based" compensation exception contained in
Section 162(m), that provision shall be deemed amended so that the Plan does comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the "performance-based" compensation exception contained in Section 162(m).

Section 14. Change in Control. Upon the occurrence of an event constituting a Change in Control, all Incentive Awards outstanding hereunder for the Performance Period during which such event occurs shall become immediately due and payable at the maximum value of such Awards as determined by the Committee at the time of award.